Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

UNITED THERAPEUTICS CORPORATION

AND

Y-MABS THERAPEUTICS, INC.

December 24, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Certain Definitions	1
ARTICLE 2 PURCHASE AND SALE; CLOSING	4
2.1 Purchase and Sale of Purchased Assets	4
2.2 Purchase Price	5
2.3 Closing	5
2.4 Title Passage; Delivery of Purchased Assets	5
2.5 Closing Deliveries by Seller	5
2.6 Closing Deliveries by Buyer	5
2.7 Withholding	6
2.8 Transfer Taxes	6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	6
3.1 Organization, Standing and Power	6
3.2 Due Authority	7
3.3 No Contravention	7
3.4 No Consents	7
3.5 Title to Purchased Assets	7
3.6 Contracts	7
3.7 Compliance With Legal Requirements	8
3.8 Legal Proceedings	8
3.9 Governmental Authorizations	8
3.10 Solvency	8
3.11 Revocation; Use of Purchased Assets	8
3.12 Marketed Product	8
3.13 Brokers	9
3.14 No Other Representations	9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	9
4.1 Organization, Standing and Power	9
4.2 Authority	9
4.3 No Contravention	9
4.4 No Consents	10
4.5 Brokers	10
4.6 Financing	10
4.7 Non-Reliance	10
ARTICLE 5 COVENANTS	10
5.1 Negative Covenants of Seller	10

i

5.2 Negative Covenant of Buyer	11
5.3 Compliance with Legal Requirements	11
5.4 No Solicitation	11
5.5 Antitrust Notification	12
5.6 Expenses	13
5.7 Further Assurances	13
5.8 Confidentiality	13
5.9 Permitted Disclosures	14
5.10 Public Announcements	15
5.11 Use of Name	15
5.12 FDA Pending Transfer Notification	15
ARTICLE 6 CONDITIONS PRECEDENT	15
6.1 Conditions Precedent to Seller’s Obligation	15
6.2 Conditions Precedent to Buyer’s Obligation	16
ARTICLE 7 TERMINATION	17
7.1 Termination	17
7.2 Effect of Termination	17
ARTICLE 8 INDEMNIFICATION	18
8.1 Indemnification	18
8.2 Notice of Loss; Third Party Claims	18
8.3 Direct Claims	19
8.4 Adjustments	19
8.5 Survival	20
ARTICLE 9 GENERAL PROVISIONS	20
9.1 Notice Requirements	20
9.2 Priority Review Fee	20
9.3 Construction	21
9.4 References	21
9.5 Entire Agreement; Amendments	21
9.6 Assignment	21
9.7 Severability	22
9.8 Governing Law	22
9.9 Submision to Jurisdiction	22
9.10 WAIVER OF JURY TRIAL	22
9.11 Waiver and Non-Exclusion of Remedies	23
9.12 No Benefit to Third Parties	23
9.13 Counterparts; Facsimile Execution	23

ii

List of Exhibits

Exhibit 2.5(a)	Form of Seller FDA Transfer Notification
Exhibit 2.5(b)	Form of Seller Closing Certificate
Exhibit 2.6(b)	Form of Buyer FDA Transfer Notification
Exhibit 2.6(c)	Form of Buyer Closing Certificate
Exhibit 5.12	Form of Pending Transfer Notification

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 24, 2020 (“Effective Date”), by and between United Therapeutics Corporation, a Delaware corporation (“Buyer”), and Y-mAbs Therapeutics, Inc., a Delaware corporation (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Seller is the sole and exclusive owner of a Priority Review Voucher (as defined below).

WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Priority Review Voucher and all rights, benefits and entitlements appurtenant thereto, all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii) in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have approved the Asset Purchase as contemplated by this Agreement in accordance with all applicable Legal Requirements.

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements as set forth herein in connection with the Asset Purchase contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

(a)    “Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding.

(b)   “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding capital stock, voting securities or other ownership interest (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(c)     “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective representatives) for any acquisition by, or transfer, license or other grant of rights to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided that “Alternative Transaction” shall not include any acquisition of Seller (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise).

(d)     “Antitrust Approval” has the meaning set forth in Section 5.5(b).

(e)     “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(f)      “Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).

(g)      “Closing” has the meaning set forth in Section 2.3.

(h)     “Closing Date” has the meaning set forth in Section 2.3.

(i)      “Confidential Information” means (i) any and all confidential and proprietary information, including data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made or communicated by or on behalf of a Party related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement.

(j)      “Consent” means any and all filings, authorizations, consents, approvals, notices, permits, orders, registrations or declarations.

(k)     “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(l)       “Effective Date” has the meaning set forth in the Preamble.

(m)    “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use arising out of any Contract or Legal Requirement, or restriction on transfer.

(n)       “FDA” means the United States Food and Drug Administration.

(o)      “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

(p)     “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

(q)      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

(r)     “Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.

(s)    “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 8.

(t)     “Judgment” means any orders, writs, injunctions, awards, judgments, stipulations, determinations and decrees entered by or with any Governmental Entity.

(u)     “Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of any director or officer of Seller, after performing a reasonable inquiry with respect to such facts and information.

(v)     “Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(w)    “Legal Requirements” means any Law, or any Judgment, or any license, franchise, authorization of any Governmental Entity or similar right granted under any of the forgoing, or any similar provision having the force or effect of law. Legal Requirements shall include, with respect to Seller, any requirements relating to the Priority Review Voucher set forth in the FFDCA or the letter from the Department of Health and Human Services to Seller, BLA 761171 FDA Approval Letter, for DANYELZA® (naxitamab-gqgk).

(x)    “Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(y)      “Losses” means all losses, Liabilities, damages, claims, causes of action, judgments, awards, suits, Taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).

(z)      “Party” and “Parties” have the meanings set forth in the Preamble.

(aa)   “Pending Transfer Notification” has the meaning set forth in Section 5.12.

(bb)   “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(cc)    “Pre-Closing Period” has the meaning set forth in Section 5.1.

(dd)   “Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the 60 day filing date of such application to the FDA, as defined in the FFDCA.

(ee)   “Priority Review Voucher” means the rare pediatric disease priority review voucher issued by the United States Secretary of Health and Human Services to Seller, as evidenced in the Federal Register, Vol. 85, No. 235, page 78859, tracking number PRV BLA 761171, as the sponsor of a rare pediatric disease product application, that entitles the holder of such voucher to Priority Review of a single human drug application submitted under section 505(b)(1) or section 351(a) of the United States Public Health Service Act, as further defined in the FFDCA.

(ff)     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(gg)   “Purchased Assets” means certain intangible assets, consisting of the Priority Review Voucher, including any and all rights, benefits and entitlements afforded to the holder thereof.

(hh)    “Purchase Price” has the meaning set forth in Section 2.2.

(ii)      “Seller Indemnified Party” has the meaning set forth in Section 8.1(b).

(jj)      “Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, social security contribution or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount in the nature of a tax imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), whether disputed or not and including (i) the Tax Liability of any other Person imposed pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of other Tax Law, and (ii) the obligation to indemnify or assume or otherwise succeed to the Tax Liability of any other Person, by contract or pursuant to any Law.

(kk)     “Third Party Claim” has the meaning set forth in Section 8.2(b).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1            Purchase and Sale of Purchased Assets.

(a)    Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Seller and Seller shall sell, transfer, convey, assign and deliver to Buyer at the Closing all of the Purchased Assets free and clear of all Encumbrances. Seller shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer.

(b)      Buyer shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Seller or its Affiliates, including any Liabilities arising from or related to Seller’s ownership prior to the Closing of any rights with respect to the Purchased Assets. Seller shall be solely responsible for all such Liabilities.

2.2       Purchase Price. The total consideration to be paid by Buyer for all of the Purchased Assets shall be ONE HUNDRED FIVE MILLION U.S. DOLLARS (U.S. $105,000,000) (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller on the Closing Date in cash by wire transfer of immediately available funds to a bank account of Seller in accordance with the wire instructions provided by the Seller to the Buyer on or before the date hereof.

2.3       Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. eastern time on the third (3rd) Business Day following the date on which all of the conditions precedent set forth in ARTICLE 6 have been satisfied or waived (other than conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as Buyer and Seller may agree upon in writing (the “Closing Date”).

2.4          Title Passage; Delivery of Purchased Assets.

(a)    Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

(b)    Method of Delivery of Assets. Within one (1) Business Day of the Closing Date, Seller and Buyer will each submit to the FDA the separate notifications referred to in Section 2.5(a) and Section 2.6(b), respectively.

(c)    Filings; Notifications. Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to FDA related to the transfer and assignment of the Purchased Assets.

2.5          Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)      a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Seller pursuant to Section 2.4(b), which notification shall be in the form of Exhibit 2.5(a) or such other form as the FDA may require as of the Closing Date;

(b)       a certificate of Seller dated as of the Closing Date, in the form set out in Exhibit 2.5(b), duly executed by Seller, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b); and

(c)       such other documents and instruments as may be required to be delivered by Seller by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.6          Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)        payment of the Purchase Price in accordance with Section 2.2;

(b)       a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Buyer pursuant to Section 2.4(b), which notification shall be in the form of Exhibit 2.6(b) or such other form as the FDA may require as of the Closing Date;

(c)        a certificate of Buyer dated as of the Closing Date, in the form set out in Exhibit 2.6(c), duly executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b); and

(d)        such other documents and instruments as may be required to be delivered by Buyer by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.7       Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and its agents shall be entitled to deduct and withhold from any amounts payable in connection with the sale of the Purchased Assets to Buyer that are required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by any provision of federal, state, local or foreign Law relating to Taxes. To the extent amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. If Buyer determines that it intends to deduct or withhold any amount from the Purchase Price, Buyer will provide written notice to Seller prior to payment. Prior to making any deduction or withholding from any payment to Seller, Buyer shall use commercially reasonable efforts to provide five (5) Business Days’ prior written notice to Seller setting forth the amounts subject to deduction or withholding, a brief explanation of the applicable Law and to provide to Seller a reasonable opportunity within such five (5) Business Days to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law.

2.8         Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the sale of the Purchased Assets (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty (50%) by Buyer. The Parties hereto agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date), as follows:

3.1           Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Buyer’s ownership and rights with respect to, or use of, any of the Purchased Assets after the Closing. Seller is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

3.2           Due Authority. Seller has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by the Board of Directors of Seller, and no other actions or proceedings on the part of Seller, the Board of Directors of Seller or any of the stockholders of Seller are necessary to approve or authorize the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Seller. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3           No Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws or other organizational or governing documents of Seller, in each case as amended to date, (ii) any Contract to which Seller is a party or bound by or by which its assets or properties are bound or under which Seller has material rights or benefits or (iii) any Legal Requirements applicable to Seller or any of its assets or properties.

3.4           No Consents. Except for (a) any Antitrust Approvals required by the HSR Act or any other applicable Legal Requirements relating to competition, merger control or antitrust, and (b) the letters referenced in Section 2.4(b), no Consent of a Governmental Entity or any other Person, on the part of Seller is necessary or required in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby.

3.5           Title to Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets and owns good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets. Seller has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing, and Seller will sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing, in each case, free and clear of all Encumbrances.

3.6           Contracts. Except for this Agreement, there is no Contract to which Seller or any of its Affiliates is a party to or bound by that involves or affects (or may involve or affect) the issuance of, ownership of, transfer of, title to, or use of any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of its right, title or interest in, to or under the Purchased Assets.

3.7           Compliance With Legal Requirements. Seller and its Affiliates are, and at all times have been, in compliance with all Legal Requirements that are or were applicable to the Purchased Assets or such Person’s conduct, acts, or omissions with respect to the Purchased Assets. None of Seller or any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice or other communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

3.8           Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened, Action involving Seller or any of its Affiliates, nor has there been an Action involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Judgment, (a) that involves or affects (or may involve or affect) the issuance of, ownership of, transfer of, title to, or use of any of the Purchased Assets, or (b) challenging the transactions contemplated by this Agreement. To the Knowledge of Seller, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Actions.

3.9           Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

3.10         Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

3.11         Revocation; Use of Purchased Assets. The Priority Review Voucher has not been terminated, canceled or revoked and to Seller’s Knowledge there are no facts or circumstances that could reasonably be expected to (with or without notice or lapse of time, or both) give rise to a right of FDA to terminate, cancel or revoke the Priority Review Voucher or that could reasonably be expected to preclude (a) the sale of the Purchased Assets to Buyer, or (b) Buyer’s use of the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets. Neither Seller nor any of its Affiliates has notified FDA of its own intent to use the Priority Review Voucher.

3.12         Marketed Product. Seller has initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the three hundred sixty five (365)-day period beginning on the date of the FDA approval of such rare pediatric disease product and has continuously marketed such product in the United States since Seller initiated marketing of such product. The rare pediatric disease product application for which the Priority Review Voucher was awarded was not submitted by Seller to the FDA prior to the date that is ninety (90) days after the date of enactment of the Prescription Drug User Fee Amendments of 2012.

3.13         Brokers. Except for Jefferies LLC, the fees and expenses of which shall be paid by Seller, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.14         No Other Representations. Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this ARTICLE 3, and Seller hereby disclaims any such other representations and warranties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date), as follows:

4.1           Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2           Authority. Buyer has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and validly approved by all necessary corporate action on the part of Buyer, and no other actions or proceedings on the part of Buyer, the Board of Directors of Buyer or its Affiliates, or any of the stockholders of Buyer or its Affiliates are necessary to approve or authorize the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           No Contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or bound by or by which its assets or properties are bound or under which Buyer has rights or benefits (except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing) or (c) any Legal Requirements applicable to Buyer or any of its assets or properties (except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing).

4.4           No Consents. Except for (a) any Antitrust Approvals required by the HSR Act or any other applicable Legal Requirements relating to competition, merger control or antitrust, (b) the letters referenced in Section 2.4(b), and (c) any Consents the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing, no Consent of any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

4.5           Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.6           Financing. Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price

4.7           Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in ARTICLE 3. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the Asset Purchase, other than as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS

5.1           Negative Covenants of Seller. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed, Seller shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent the satisfaction of the condition set forth in Section 6.2(a).

5.2           Negative Covenant of Buyer. During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, Buyer shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent the satisfaction of the condition set forth in Section 6.1(a).

5.3           Compliance with Legal Requirements. During the Pre-Closing Period, and from and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded to, comply with all Legal Requirements applicable to such Persons relating to the Priority Review Voucher and to forward to Buyer any communications it receives from FDA in respect of the Priority Review Voucher. Without limiting the generality of the immediately preceding sentence, to the extent required, now or in the future, under applicable Legal Requirements or otherwise by FDA for the use or transfer of the Priority Review Voucher, or to avoid revocation of the Priority Review Voucher, Seller shall, and shall cause its Affiliates and its and their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded to, submit a post-approval production report to the United States Secretary of Health and Human Services not later than five (5) years after the approval of such rare pediatric disease product in accordance with section 529(e)(2) of the FFDCA.

5.4           No Solicitation.

(a)            During the Pre-Closing Period, Seller shall not, nor shall it authorize, instruct or permit any of its Affiliates or its or their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it, to (i) solicit, initiate, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement, (iii) accept any proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.

(b)            Upon execution of this Agreement, Seller and its Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person (other than Buyer) that are in respect of an Alternative Transaction.

5.5           Antitrust Notification.

(a)            Unless this Agreement shall have been validly terminated in accordance with Section 7.1, Buyer and Seller shall, as promptly as practicable after the Effective Date, but no later than the end of the tenth (10th) Business Day following the Effective Date, (i) file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) the premerger notification and report form required as a result of the contemplated purchase and sale of the Purchased Assets and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act, and (ii) make such other filings as are necessary or advisable in other jurisdictions in order to comply with all applicable Legal Requirements relating to competition, merger control or antitrust and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable Legal Requirement. The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable Legal Requirement. The Parties shall (A) cooperate with one another and keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, (B) comply promptly with any such reasonable inquiry or request, (C) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (D) with the exception of business documents deemed highly confidential by the possessing Party (including documents submitted as attachments to the Party’s notification and report form under the HSR Act), and subject to any other applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, furnish the other Party or the other Party’s outside counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated hereunder or any investigation with respect to the transactions contemplated hereunder. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transaction contemplated by this Agreement, shall include representatives of both Parties.  In this connection and subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transaction contemplated by this Agreement, including the Asset Purchase, by or on behalf of any Party. Buyer shall pay all filing fees and other charges for the filing under the HSR Act by both Parties.

(b)            From and after the date on which the filings are made pursuant to Section 5.5(a), Buyer and Seller shall use reasonable best efforts to obtain any clearance required under the HSR Act or such other applicable Legal Requirement for the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (any such clearance, an “Antitrust Approval”), including replying at the earliest practicable date to any requests for information received from the FTC or DOJ pursuant to the HSR Act and making any permitted request for early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible. For purposes of this Section 5.5(b) and of Section 5.5(a), and notwithstanding the foregoing, Buyer shall not under any circumstances be required to agree to (i) any prohibition, limitation or any condition on the ability of Buyer or any of its Affiliates to acquire or hold, or exercise full rights of ownership or use of, the Purchased Assets, including the use of the Purchased Assets to obtain Priority Review of a product candidate of Buyer or any other benefit associated with the Purchased Assets, (ii) any requirement to dispose of or hold separate any portion of the business or assets of Buyer or its Affiliates, in each case as a result of the purchase and sale of the Purchased Assets or any of the other transactions contemplated by this Agreement, or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(c)            Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Seller to offer or agree to (A) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing Contracts) or (B) any material modification or waiver of the terms and conditions of this Agreement.

5.6           Expenses. Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.

5.7           Further Assurances. During the Pre-Closing Period, and from and after the Closing, the Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets (such as the Pending Transfer Notification), and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review.

5.8           Confidentiality. Each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a third party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. In addition, with respect to Confidential Information received from a Party, the other Party will (i) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (ii) not disclose such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 5.8 with respect to any Confidential Information shall not include any information that:

(a)   has been published by a third party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

(b)   has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(c)   is subsequently received by the receiving Party from a third party without restriction and without breach of any agreement between such third party and the disclosing Party;

(d)   is generally made available to third parties by the disclosing Party without restriction on disclosure; or

(e)   has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

5.9           Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a)    in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Law, regulation or a valid order of a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (including by reason of filing with securities regulators, but subject to Section 5.10); provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

(b)    made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided, that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article;

(c)     made by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity as required in connection with any filing, application or request for regulatory approval in which Priority Review is sought; or

(d)    made by Buyer or its Affiliates to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other third parties as may be necessary or useful in connection with the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to (and at least as restrictive as those set forth in this Agreement) the obligations of confidentiality and non-use of the receiving Party pursuant to Section 5.8.

5.10         Public Announcements. Seller and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. Buyer and Seller each acknowledges that the other Party, as a publicly traded company is legally obligated to make timely disclosures of materials events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission. Without limiting the foregoing, any Party so obligated shall provide the other Party with a reasonable opportunity to review, comment and request confidential treatment of this Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.

5.11         Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.11 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than two (2) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

5.12         FDA Pending Transfer Notification. Within one (1) Business Day following the Effective Date, Buyer and Seller will jointly submit the notification of Buyer’s intent to redeem the Priority Review Voucher, in substantially the form attached hereto as Exhibit 5.12 (the “Pending Transfer Notification”).

ARTICLE 6
CONDITIONS PRECEDENT

6.1           Conditions Precedent to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties of Buyer. Each of the representations and warranties of Buyer made in ARTICLE 4 shall be true and correct in all respects as of the Effective Date and as of the Closing Date, unless the failure of such representations to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)            Compliance with Agreements and Covenants. Buyer and its Affiliates shall have complied in all material respects with all covenants, obligations and agreements of Buyer to be performed or complied with by Buyer or any such Affiliate on or before the Closing Date.

(c)            Antitrust. Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)            No Injunction or Legal Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued by any court of competent jurisdiction (other than any such orders, injunctions or decrees issued due to any Action commenced by or on behalf of Seller) that is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)            Closing Deliveries. Buyer shall have made the deliveries contemplated under Section 2.6.

6.2           Conditions Precedent to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties of Seller. Each of the representations and warranties of Seller made in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9, 3.10 3.11 and 3.12 shall be true and correct in all respects as of the Effective Date and as of the Closing Date, and (ii) Sections 3.6, 3.8, and 3.13 shall be true and correct in all respects, in each case, as of the Effective Date and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer and/or use of the Purchased Assets to or by Buyer.

(b)            Compliance with Agreements and Covenants. Seller and its Affiliates shall have complied in all material respects with all covenants, obligations and agreements of Seller to be performed or complied with by Seller or any such Affiliate on or before the Closing Date.

(c)            Antitrust. Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)            No Injunction or Legal Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued by any court of competent jurisdiction (other than any such orders, injunctions or decrees issued due to any Action commenced by or on behalf of Buyer) that is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)            Closing Deliveries. Seller shall have made the deliveries contemplated under Section 2.5.

(f)            Pending Transfer Notification. The Pending Transfer Notification shall not have been withdrawn, rescinded, modified or amended by Seller.

ARTICLE 7
TERMINATION

7.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Closing:

(a)            by mutual written consent of Buyer and Seller;

(b)            by Buyer or Seller, if the Closing has not occurred by the close of business on March 15, 2021; provided that that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date

(c)            by Buyer or Seller, if (i) any Law having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, has been enacted, issued, promulgated, enforced or entered, or (ii) any order, injunction or decree having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, is in effect and has become final and nonappealable;

(d)            by Buyer, if there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from Buyer; or

(e)            by Seller, if there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller at the Closing and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller.

7.2           Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE 7, this Agreement shall become void and of no further force or effect, except that the provisions of this Section 7.2, Sections 5.8 5.8, 5.9 and 5.10, and ARTICLE 1 and ARTICLE 9 shall survive the termination of this Agreement and shall remain in full force and effect; provided, that nothing in this Section 7.2 shall be deemed to release any Party from any liability in respect of any breach by such Party of the terms and provisions of this Agreement prior to the effective date of such termination.

ARTICLE 8
INDEMNIFICATION

8.1           Indemnification.

(a)    Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates and its and their respective directors, officers, employees, shareholders, partners, members and agents (each, a “Buyer Indemnified Party”) harmless for, from and against any and all Losses which any Buyer Indemnified Party may suffer, incur, sustain or become subject to, arising out of or directly or indirectly resulting from (i) any breach or violation of or inaccuracy in any representations or warranties of Seller under this Agreement, (ii) any breach or violation of any covenant or agreement of Seller under this Agreement, or (iii) Seller’s grossly negligent or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement.

(b)    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold Seller and its Affiliates, and its and their respective directors, officers, employees, shareholders, partners, members and agents (each, a “Seller Indemnified Party”) harmless for, from and against any and all Losses which any Seller Indemnified Party may suffer, incur, sustain or become subject to, arising out of or directly or indirectly resulting from (i) any breach or violation of or inaccuracy in any representations or warranties of Buyer under this Agreement, (ii) any breach or violation of any covenant or agreement of Buyer under this Agreement, (iii)  Buyer’s grossly negligent or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, or (iv) Buyer’s, its Affiliates’ or any subsequent transferee’s use or ownership of the Purchased Assets.

8.2           Notice of Loss; Third Party Claims.

(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Losses suffered or reasonably expected to be suffered by the Indemnified Party.

(b)    In the event that any claim shall be instituted or asserted by any third party in respect of which payment may be sought under Section 8.1(a) or Section 8.1(b) hereof (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by the provisions of Section 8.1(a) or Section 8.1(b), as applicable, to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, subject to the provisions below; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) in which equitable relief other than monetary damages is sought, or (ii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 8.2(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.2 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (1) the claimant provides to the Indemnified Party an unqualified release of the Indemnified Parties from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates.

(c)    In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.2, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ and experts’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 8.

8.3           Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee.

8.4           Adjustments. Any amount paid under this Article VIII shall be treated as an adjustment to the Purchase Price for all tax purposes unless otherwise required by applicable Legal Requirements.

8.5           Survival. All covenants, representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and the Closing, as applicable, and (except with respect to claims based on breach of covenant or breach of any of the representations and warranties set forth in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3,10, 3.11, 3.12, 3.13, 4.1, 4.2, 4.3, 4.4 or 4.5, all of which shall survive until the expiration of the applicable statutes of limitations) claims based upon a breach of such representations and warranties will expire at 11:59 p.m. eastern time on the date that is two (2) years after the Closing Date.

ARTICLE 9
GENERAL PROVISIONS

9.1           Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) by email of a PDF attachment (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 9.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by email of a PDF attachment (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email of a PDF attachment shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to Buyer, to:

United Therapeutics Corporation

1735 Connecticut Avenue, NW

Washington, D.C. 20016

Attention: General Counsel

E-mail to: legal@unither.com

If to Seller, to:

Y-mAbs Therapeutics, Inc.

230 Park Avenue, Suite 3350

New York, NY 10169

Attention: Thomas Gad

E-mail to: Tgad@ymabs.com and to Srn@ymabs.com

9.2           Priority Review Fee. The priority review fee and all other user fees under the FFDCA applicable to the human drug application for which the Priority Review Voucher is redeemed shall be borne exclusively by Buyer or any transferee of the Priority Review Voucher. In any event, Seller shall have no liability or obligation for any such fees.

9.3           Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

9.4           References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

9.5           Entire Agreement; Amendments. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Non-Binding Proposal to Acquire Rare Pediatric Disease Priority Review Voucher, dated December 18, 2020). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

9.6           Assignment. Without the prior written consent of the other Party neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that (a) either Party may make such an assignment without the other Party’s consent to any of its Affiliates or to a successor, whether in a merger, sale of stock, sale of all or substantially all assets or any other similar transaction, and (b) Buyer may make such an assignment, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of the Purchased Assets. With respect to any permitted assignment, the assigning Party shall remain responsible for the performance by such permitted assignee of the assigning Party’s duties and obligations hereunder. Any attempted assignment or delegation in violation of this Section 9.6 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Buyer or Seller, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

9.7           Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

9.8           Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.9           Submission to Jurisdiction. Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10         WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

9.11         Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

9.12         No Benefit to Third Parties. Except as provided in ARTICLE 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

9.13         Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

UNITED THERAPEUTICS CORPORATION

By:
Name:	Michael Benkowitz
Title:	President and Chief Operating Officer

Y-MABS THERAPEUTICS, INC.

By:
Name:	Thomas Gad
Title:	President

By:
Name:	Claus Møller
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit 2.5(a)

Form of Seller FDA Transfer Notification

[Y-mAbs Therapeutics, Inc. Letterhead]

[Date]

Harpreet Singh, M.D., Division Director (Acting)

Division of Oncology 2

Office of Oncologic Diseases

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:          Transfer of Rare Pediatric Disease Priority Review Voucher No. PRV BLA 761171

Dear Dr. Singh:

Reference is made to the approval letter dated November 25, 2020 from the U.S. Food and Drug Administration (“FDA”) to Y-mAbs Therapeutics, Inc. (“Y-mAbs”) for biologics license application (“BLA”) 761171. In this letter, FDA approved DANYELZA® (naxitamab-gqgk) for use with granulocyte-macrophage colony-stimulating factor (GM-CSF), for the treatment of pediatric patients 1 year of age or older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated partial response, minor response, or stable disease prior to therapy. In the letter, FDA also granted Y-mAbs a Rare Pediatric Disease Priority Review Voucher with the tracking number PRV BLA 761171 (the “Voucher”). A copy of the approval letter is enclosed. Y-mAbs is the original recipient of the Voucher and has not previously transferred the Voucher.

Further reference is made to the Asset Purchase Agreement (the “Agreement”), dated December 24, 2020, between United Therapeutics Corporation, a Delaware corporation (“UT”) and Y-mAbs, a Delaware corporation. Pursuant to the Agreement, Y-mAbs has sold, transferred, assigned, conveyed and delivered the Voucher to UT, and UT has acquired and accepted the Voucher from Y-mAbs, effective _________, 2021. This transfer is free and clear of all liens and provides UT will all of Y-mAbs’ rights, titles and interest in, to, and under, the Voucher.

This letter acknowledges that Y-mAbs has transferred, assigned, conveyed, and delivered the Voucher to UT. This letter will be presented to FDA as evidence that Y-mAbs acknowledges the sale and transfer of the Voucher from Y-mAbs to UT.

Sincerely,

Y-MABS THERAPEUTICS, INC.

By:

Name:

Title:

Enclosure

Exhibit 2.5(b)

Form of Seller Compliance Certificate

Y-MABS THERAPEUTICS, INC.

Closing Certificate

_____________, 2021

This Closing Certificate (this “Certificate”) is delivered pursuant to Section 2.5(b) of the Asset Purchase Agreement (the “Agreement”), dated as of December 24, 2020, by and between United Therapeutics Corporation (“Buyer”) and Y-mAbs Therapeutics, Inc. (“Seller”). Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.

The undersigned, ______________________________, in [his/her] capacity as a duly authorized officer of Seller, solely in such capacity and not in [his/her] individual capacity, is duly authorized to execute and deliver this Certificate on behalf of Seller. By executing this Certificate, the undersigned hereby certifies to Buyer that as of the date hereof:

1.	Each of the (i) representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9, 3.10, 3.11 and 3.12 of the Agreement were and are true and correct in all respects as of the Effective Date and as of the date hereof, and (ii) representations and warranties of Seller set forth in Sections 3.6, 3.8 and 3.13 are true and correct in all material respects, in each case, as of the Effective Date and as of the date hereof, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer and/or use of the Purchased Assets to or by Buyer.

2.	Seller and its Affiliates have complied in all material respects with all covenants, obligations and agreements of Seller required by the Agreement to be performed or complied with by Seller or any such Affiliate on or before the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

By:
Name:
Title:

Exhibit 2.6(b)

Form of Buyer FDA Transfer Notification

[United Therapeutics Corporation Letterhead]

[Date]

Harpreet Singh, M.D., Division Director (Acting)

Division of Oncology 2

Office of Oncologic Diseases

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:	Acceptance of Rare Pediatric Disease Priority Review Voucher No. PRV BLA 761171

Dear Dr. Singh:

Reference is made to the approval letter dated November 25, 2020 from the U.S. Food and Drug Administration (“FDA”) to Y-mAbs Therapeutics, Inc. (“Y-mAbs”) for biologics license application (“BLA”) 761171. In this letter, FDA approved DANYELZA® (naxitamab-gqgk) for use with granulocyte-macrophage colony-stimulating factor (GM-CSF), for the treatment of pediatric patients 1 year of age or older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated partial response, minor response, or stable disease prior to therapy. In the letter, FDA also granted Y-mAbs a Rare Pediatric Disease Priority Review Voucher with the tracking number PRV BLA 761171 (the “Voucher”). A copy of the approval letter is enclosed.

Further reference is made to the Asset Purchase Agreement (the “Agreement”), dated December 24, 2020, between United Therapeutics Corporation, a Delaware corporation (“UT”) and Y-mAbs, a Delaware corporation. Pursuant to the Agreement, Y-mAbs has sold, transferred, assigned, conveyed and delivered the Voucher to UT, and UT has acquired and accepted the Voucher from Y-mAbs, effective _________, 2021. This transfer is free and clear of all liens and provides UT will all of Y-mAbs’ rights, titles and interest in, to, and under, the Voucher.

This letter acknowledges UT’s acquisition and acceptance of the Voucher from Y-mAbs. This letter will be presented to FDA as evidence that UT acknowledges the sale and transfer of the Voucher from Y-mAbs to UT.

Sincerely,

UNITED THERAPEUTICS CORPORATION

By:

Name:	Dean Bunce

Title:	EVP, Global Regulatory Affairs

Enclosure

Exhibit 2.6(c)

Form of Buyer Compliance Certificate

UNITED THERAPEUTICS CORPORATION

Closing Certificate

_____________, 2021

This Closing Certificate (this “Certificate”) is delivered pursuant to Section 2.6(c) of the Asset Purchase Agreement (the “Agreement”), dated as of December 24, 2020, by and between United Therapeutics Corporation (“Buyer”) and Y-mAbs Therapeutics, Inc. (“Seller”). Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.

The undersigned, ______________________________, in [his/her] capacity as a duly authorized officer of Buyer, solely in such capacity and not in [his/her] individual capacity, is duly authorized to execute and deliver this Certificate on behalf of Buyer. By executing this Certificate, the undersigned hereby certifies to Seller that as of the date hereof:

1.	Each of the representations and warranties of Buyer made in Article 4 of the Agreement were and are true and correct in all respects as of the Effective Date and as of the date hereof, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Agreement.

2.	Buyer and its Affiliates have complied in all material respects with all covenants, obligations and agreements of Buyer required by the Agreement to be performed or complied with by Buyer or any such Affiliate on or before the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

By:
Name:
Title:

Exhibit 5.12

Form of FDA Pending Transfer Notification

[United Therapeutics Corporation Letterhead]

Notification of Intent to Submit an Application with a Rare Pediatric Disease Priority Review Voucher

December 28, 2020

Norman Stockbridge, M.D., Ph.D., Director Cardiology and Nephrology

Division of Regulatory Operations for Cardiology, Hematology, Endocrinology, & Nephrology

Office of Regulatory Operations FDA, CDER (HFD-110)

5901B Ammendale Road

Beltsville, Maryland 20705-1266

Re:	NDA 214324

Tyvaso™ DPI (treprostinil) Inhalation Powder

Sequence No: 0001

Joint Notification of United Therapeutics Corp Intent to Submit a New Drug Application (NDA 214324) with a Rare Pediatric Disease Priority Review Voucher

Dear Dr. Stockbridge:

Pursuant to Section 529(b)(4)(B)(i) of the Federal Food, Drug, and Cosmetic Act, United Therapeutics Corporation (“UTC”) and Y-mAbs Therapeutics, Inc. (“Y-mAbs”) hereby submit notice of UTC’s intent to submit a 505(b)(1) New Drug Application (the NDA”) for a dry powder inhalation formulation of treprostinil (Tyvaso DPI™) no earlier than April 1, 2021, with the Rare Pediatric Disease Priority Review Voucher PRV BLA 761171 (the “Voucher”). The sponsor of the NDA will be UTC.

The Voucher was issued to Y-mAbs upon approval of BLA 761171 for DANYELZA® (naxitamab-gqgk) injection, as evidenced in the Federal Register (85 Fed. Reg. 78859 (Dec. 7, 2020)). The Voucher has not been transferred since it was issued.

Y-mAbs and UTC have entered into an Asset Purchase Agreement (the “Agreement”), dated December 24, 2020, pursuant to which Y-mAbs will transfer the Voucher to UTC upon closing, following expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR”), and the satisfaction of certain other customary closing conditions. We anticipate closing will occur on or about January 29, 2021, but the precise closing date depends primarily on how quickly the HSR closing condition is satisfied.

Promptly following closing of the Agreement, both UTC and Y-mAbs will submit letters to FDA acknowledging the transfer of the Voucher from Y-mAbs to UTC. UTC discussed this process via e-mail with FDA’s PDUFA User Fee Staff (Peter Chen, RPh, ExecJD) on December 9 and 10, 2020 and was given authorization to proceed with this notice.

Please do not hesitate to contact either of the undersigned with any questions, at the email addresses and telephone numbers noted below.

Sincerely,

UNITED THERAPEUTICS CORPORATION	Y-MABS THERAPEUTICS, INC.

By:	By:

Name: Dean Bunce	Name:
Title: EVP, Global Regulatory Affairs	Title:
E-mail: [insert]	E-mail: [insert]
Telephone: [insert]	Telephone: [insert]

cc:	Peter Chen, RPh, ExecJD CAPT, U.S. Public Health Service Center for Drug Evaluation and Research Office of Management U.S. Food and Drug Administration

(via email: [insert])

Harpreet Singh, M.D., Division Director (Acting)

Division of Oncology 2

Office of Oncologic Diseases

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

(via email:[insert])